UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 16, 2012

Financial Engines, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34636	94-3250323
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 Enterprise Way, 3rd Floor, Sunnyvale, CA		94089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 498-6000

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 16, 2012, the Compensation Committee of the Board of Directors of Financial Engines, Inc. (the “Company”) approved the following grants of equity awards to its Named Executive Officers as set forth in the Company’s proxy statement dated April 2, 2012 (the “NEOs”), pursuant to the terms of the Company’s Amended and Restated 2009 Stock Incentive Plan:

Name	Current Position	Stock Options (#)	RSUs (#)
Jeffrey N. Maggioncalda	Chief Executive Officer and Director	86,720	14,930
Lawrence M. Raffone	President	69,380	11,940
			7,960	(1)
Raymond J. Sims	Executive Vice President and Chief Financial Officer	45,100	7,760
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	48,570	8,360
Garry W. Hallee	Executive Vice President, Technology and Service Delivery	41,630	7,170

(1)	Reflects RSU with special vesting terms as described below.

The non-qualified stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant ($26.22 per share). The options will vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options will have a term of ten years and are subject to other terms set forth in the standard form of Stock Option Agreement.

Except as set forth below, the restricted stock units (RSUs) will vest over four years, with 25% vesting annually on the anniversary of the grant date, subject to additional vesting and other terms that may apply as set forth in the standard form Restricted Stock Unit Agreement. The RSU award of 7,960 shares with special vesting terms granted to Mr. Raffone will vest in full on December 31, 2013, subject to additional vesting and other terms that may apply as set forth in the standard form Restricted Stock Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Engines, Inc.

November 19, 2012	By:	/s/ Raymond J. Sims
Name: Raymond J. Sims
Title: Executive Vice President and Chief Financial Officer